SERIES #OJXLW DESIGNATION

In accordance with the Limited Liability Company Agreement (the "Operating Agreement") of Ark7 Properties Plus LLC (the "Company") dated March 17, 2022 (the "Agreement") and upon the execution of this designation by the Company and Ark7 Inc. in its capacity as Managing Member of the Company and Initial Member of Ark7 Properties Plus LLC - Series #OJXLW ("#OJXLW"), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Ark7 Properties Plus LLC - Series #OJXLW

Effective date of establishment	March 18, 2024

Managing Member

Ark7 Inc. was appointed as the Managing Member of #OJXLW with effect from the date of the Agreement and shall continue to act as the Managing Member of #OJXLW until dissolution of #OJXLW pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X.

Initial Member	Ark7 Inc.

Series Asset

The Series Assets of #OJXLW shall comprise 228 W Norway St, Walnut Springs, TX 76690 which will be acquired by #OJXLW upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by #OJXLW from time to time, as determined by the Managing Member in its sole discretion

Asset Manager	Ark7 Inc.

Management Fee	As stated in Section 6.5 of the Operating Agreement.

Purpose	As stated in Section 2.4 of the Operating Agreement.

Issuance	Subject to Section 6.3(a)(i) of the Operating Agreement, the maximum number of #OJXLW Interests the Company can issue is 2,600.

Number of #OJXLW Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 10 #OJXLW Interests and may purchase a maximum of 19.9% of #OJXLW Interests through the Offering.

Broker	Dalmore Group, LLC

Brokerage Fee	Up to 1% of the purchase price of the Interests from #OJXLW sold at the Initial Offering of the #OJXLW Interests (excluding the #OJXLW Interests acquired by any Person other than Investor Members)

Interest Designation	No Interest Designation shall be required in connection with the issuance of #OJXLW Interests.

Voting

Subject to Section 3.5 of the Operating Agreement, the #OJXLW Interests shall entitle the Record Holders thereof to one vote per

Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of #OJXLW Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the #OJXLW Interests then Outstanding shall be required for:

  any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the #OJXLW Interests;
  mergers, consolidations or conversions of #OJXLW or the Company; and
  all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding #OJXLW Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series #OJXLW Interests shall not be required for any of the other matters specified under Section 12.1 of the Operating Agreement.

Splits	There shall be no subdivision of the #OJXLW Interests other than in accordance with Section 3.7 of the Operating Agreement.

Sourcing Fee	No greater than 3% of the maximum offering size, which may be waived by the Managing Member in its sole discretion.

Other rights

Holders of #OJXLW Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of #OJXLW Interests.

Officers	There shall initially be no specific officers associated with #OJXLW, although, the Managing Member may appoint Officers of #OJXLW from time to time, in its sole discretion.

Aggregate Ownership Limit	As stated in Section 1.1 of the Operating Agreement.

Minimum Interests	One (1) Interest per Member

Fiscal Year	As stated in Section 8.2 of the Operating Agreement.

Information Reporting	As stated in Section 8.1(c) of the Operating Agreement.

Termination	As stated in Section 11.1(b) of the Operating Agreement.

Liquidation	As stated in Section 11.3 of the Operating Agreement.

Amendments to this Exhibit	As stated in Article XII of the Operating Agreement.